Exhibit 99.2

TRUNITY ANNOUNCES UPDATE ON ITS RESTRUCTURING PLAN

December 21, 2015 - Atlanta, Georgia and Davie, Florida - Trunity Holdings, Inc. (OTCQB:TNTY, the “Company”) today announced an update on its planned restructuring to include the conversion of debt into shares, the spin out of its educational solutions business, and acquisition of Newco4pharmacy LLC (“N4P”).

“We are thankful for the support of many of the legacy shareholders of the Company, and its debt holders. The response from our offer to convert debt into equity has been positive, and as a result, we have modified the original terms of our acquisition of Newco4pharmacy, LLC to further benefit the legacy shareholders, and debt holders who agreed to convert their debt,” said Stephen Keaveney, the recently announced CEO of the public holding company.

The original terms of the December 9, 2015 Securities Exchange Agreement called for the N4P members to receive a newly issued Series X Preferred stock that converts to shares equal to 90% of the shares of common stock of the Company, the N4P members have now reduced the conversion amount to 85% and set the total number of common shares from the conversion at 10,000,000 shares. Further, a condition of the share agreement, that a minimum of 90% of the debt holders convert into common stock of the Company has been waived. At the time of the spin out, the Company expects that approximately $600,000 in debts will remain with the public holding company, as a result of the conversion of approximately $2.2 million, or 79%, of the holding company debts. In the Trunity, Inc., operating subsidiary, the debt holders have already converted approximately $400,000 of debt, or 35% of the total, and conversion efforts are ongoing.

The Company expects the final capital structure of the public holding company to be 11,765,000 shares outstanding upon completion of the restructuring, and conversion of the Series X Preferred stock issued to N4P members in the acquisition. Of the total, 10,000,000, or 85%, will be held by the N4P members, and the balance of 11,765,000 or 15% will be held by the legacy shareholders, and those debt holders who converted into common stock. This amounts to a reverse split for the legacy holders of 100.94 to one, such that a holder of 100.94 shares would have one share after the restructuring and spin out. Also all fractional shares will be rounded up to the next whole number of shares and the shares will be in addition to the 11,765,000 shares described herein.

“We are using our best efforts to complete the spin out of the educational solutions business before year end or early in the New Year, subject to regulatory approval. Ms. Nicole Fernandez-McGovern will continue to be the CEO of the private educational solutions business after the spin out,” explained Keaveney. There will be 10,000,000 shares outstanding in the private company, an allocation of one share of the spin out for every 17.82 shares held in the public company, including all legacy shareholders, and those shares issued in the debt conversion effort, current and future. Also all fractional shares will be rounded up to the next whole number of shares and the shares will be in addition to the 10,000,000 shares described herein.

Subject to regulatory and shareholder approval, the restructured public company will be named True Nature Holdings, Inc., a Delaware “C” corporation and will consist of 500,000,000 authorized common shares, and 100,000,000 shares of preferred stock authorized. The Company expects that there will be 11,765,000 shares of common stock issued and outstanding as of the completion of the restructuring, and no shares of preferred stock issued.

The spin out company will be named Trunity, Inc., a Florida “C” corporation, and it will have 100,000,000 authorized common shares and 10,000,000 shares of preferred stock authorized. There will be 10,000,000 shares of common stock outstanding at the time of the spin out, and no preferred shares issued. Its offices are located at Davie, Florida.

Further details on the restructuring and spin out can be found in the Company’s SEC filings, and http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000802257&owner=exclude&count=40&hidefilings=0.

The Company has begun the regulatory approval process, and will continue to inform the shareholders of the status via press releases and further filings with the SEC.

FOR MORE INFORMATION ABOUT TRUNITY HOLDINGS,

TO BE KNOWN AS TRUE NATURE HOLDINGS, INC., PLEASE CONTACT:

Stephen Keaveney, Chief Executive Officer, EMAIL: steve@keaveney.net 404-254-6980

FOR MORE INFORMATION ABOUT TRUNITY INC., THE SPIN OUT EDUCATION COMPANY CALL

Ms. Nicole Fernandez-McGovern at 866-723-4114